Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

                We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2005, relating to the consolidated financial statements and financial statement schedule, which appear in JAMDAT Mobile Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/  PricewaterhouseCoopers LLP

Los Angeles, California
March 30, 2005